Exhibit 6.34

CONVERSION NOTICE

_______________, 2026

TO: [Name and Address of Holder]

Re: Conversion Notice — Convertible Promissory Note dated _______________ in the principal amount of US$_______________ (the “Note”)

Dear Holder:

Reference is made to the above-noted convertible promissory note (the “Note”) issued by Naqi Logix Inc. (the “Company”) to you pursuant to the Convertible Note and Warrant Purchase Agreement between the Company and you (the “Purchase Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Note or the Purchase Agreement, as applicable.

The Company hereby provides notice that, as of the Maturity Date, the Company is unable to repay the outstanding principal amount and accrued interest on the Note. Accordingly, pursuant to Section 3(c) of the Note, the Company hereby elects to convert the Note into Common Shares of the Company.

Pursuant to Section 3(c)(i) of the Note, the outstanding principal amount of the Note, together with all accrued and unpaid interest thereon to the Maturity Date (the “Outstanding Amount”), shall convert into the number of Common Shares equal to the quotient obtained by dividing (i) the Outstanding Amount, by (ii) the Conversion Price of US$2.175 per Common Share, rounded down to the nearest whole Common Share.

The Company will issue a share certificate in your name for the Common Shares to which you are entitled upon conversion. In accordance with Section 3(f) of the Note, all rights in respect of the Note will terminate upon the issuance of the Common Shares, whether or not the Note has been surrendered, and you are requested to surrender the Note to the Company for cancellation. As a condition to being issued Common Shares upon conversion, you are required to become a party to the shareholders’ agreements with respect to the Company then in effect, if you are not already a party thereto. Accordingly, please execute the joinders to the shareholders’ agreements attached hereto as Exhibit A (Right of First Refusal and Co-Sale Agreement) and Exhibit B (Voting Agreement) and return them to the Company.

Please do not hesitate to contact us if you have any questions.

Yours truly,

NAQI LOGIX INC.

Per:
Name:	Mark Godsy
Title:	Chief Executive Officer

EXHIBIT A

Adoption Agreement to the Right of First Refusal and Co-Sale Agreement

THIS ADOPTION AGREEMENT (the “Adoption Agreement”) is executed on _________, 20__, by the undersigned (“Holder”) pursuant to the terms of that certain Right of First Refusal and Co-Sale Agreement dated as of April 12, 2021 (the “Agreement”), by and among Naqi Logix Inc. (the “Company”) and its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1	Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the “Shares”), for one of the following reasons (Check the correct box):

☐	in accordance with Section 6.10 of the Agreement, in which case Holder will be a “Shareholder” for all purposes of the Agreement.

☒	in accordance with Section 6.12 of the Agreement, in which case Holder will be a “Shareholder” for all purposes of the Agreement.

1.2	Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3	Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or email address listed below Holder’s signature hereto.

HOLDER:		AGREED AND ACCEPTED:

NAQI LOGIX INC.

By:	By:
Name:		Name:
Title:		Title:
Address:		Email:

Email:

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EXHIBIT B

Adoption Agreement to the Voting Agreement

THIS ADOPTION AGREEMENT (the “Adoption Agreement”) is executed on _________, 20__, by the undersigned (“Holder”) pursuant to the terms of that certain Voting Agreement dated as of April 12, 2021 (the “Agreement”), by and among Naqi Logix Inc. (the “Company”) and its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1	Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the “Shares”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as a “Shareholder” bound by the Agreement, and after such transfer, Holder shall be considered a “Shareholder” for all purposes of the Agreement.

☒	in accordance with Section 6.2 of the Agreement, in which case Holder will be a “Shareholder” for all purposes of the Agreement.

1.2	Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3	Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or email address listed below Holder’s signature hereto.

HOLDER:		AGREED AND ACCEPTED:

NAQI LOGIX INC.

By:	By:
Name:		Name:
Title:		Title:
Address:		Email:

Email:

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